FOURTH AMENDMENT TO THE
FUND SERVICING AGREEMENT

THIS FOURTH AMENDMENT, dated as of the last date on the signature block, to the Fund Servicing Agreement dated as of September 9, 2020 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. Bank Global Fund Services, a Wisconsin limited liability company (“Fund Services”).

RECITALS

WHEREAS, the Trust and Fund Services (the “Parties”) have entered into the Agreement; and

WHEREAS, the Parties desire to amend the Agreement to update the Appendix to add the ActivePassive U.S. Equity ETF, ActivePassive International Equity ETF, ActivePassive Core Bond ETF, and ActivePassive Intermediate Municipal Bond ETF (the “Funds”), each a new series of the Trust, to the Agreement and to add the corresponding fee schedules applicable to the Funds as Exhibit D to the Agreement; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both Parties and authorized or approved by the Board of Trustees of the Trust.

NOW, THEREFORE, the Parties agree as follows:

1.The Appendix of the Agreement is hereby superseded and replaced in its entirety with the Amended Appendix attached hereto.
2.Exhibit D attached hereto is hereby added to the Agreement.

This Fourth Amendment will become effective upon the commencement of operations of the Funds. Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANCORP FUNDS SERVICES, LLC
By: /s/ John P. Buckel	By: /s/ Jason Hadler
Name: John P. Buckel	Name: Jason Hadler
Title: President	Title: Sr. Vice President
Date: 3/8/2023	Date: 3/8/2023

Amended Appendix

Name of Fund	Corresponding Exhibit #
Mairs & Power Minnesota Municipal Bond ETF Mairs & Power Growth Fund Mairs & Power Balanced Fund Mairs & Power Small Cap Fund	Exhibit A
CrossingBridge Pre-Merger SPAC ETF	Exhibit B
Convergence Long/Short Equity ETF	Exhibit C
ActivePassive U.S. Equity ETF ActivePassive International Equity ETF ActivePassive Core Bond ETF ActivePassive Intermediate Municipal Bond ETF	Exhibit D

Exhibit D to the Fund Servicing Agreement

ActivePassive U.S. Equity ETF
ActivePassive International Equity ETF
ActivePassive Core Bond ETF
ActivePassive Intermediate Municipal Bond ETF

Fund Start-up & Registration Services Project Fee Schedule

Regulatory Administration Service Proposal – In support of external legal counsel
(Subject to services provided; if applicable)
$ ____ per project – one fund
$ ____ per project – two funds
$ ____ per project – three funds
$ ____ per project – four funds
Negotiated Fee – five funds and above

Additional fee of $____ per sub-adviser for 2 or more sub-advisers

Note: External legal costs are included in the above fee, unless otherwise stated, for the first fund(s) launched by adviser. Additional reviews by Trust counsel for extraordinary circumstances are billed at cost.

Fund startup and registration services project fee is paid for by the advisor and not the Fund(s). This non-refundable fee is not able to be recouped by the advisor under the expense waiver limitation or similar agreement. Fund startup and registration fees are billed 50% following the selection of U.S. Bank and 50% 75 days after the preliminary registration statement is filed with the SEC filings.

Additional Regulatory Administration Services
Subsequent new fund launch – $____ per fund or as negotiated
Drafting SEC exemptive order application for required relief Negotiated fee

Ongoing Annual Regulatory Administration Services
Add the following for regulatory administration services in support of external legal counsel, including annual registration statement update and drafting of supplements
$ for first three funds in same statutory prospectus
Fees negotiated for funds 4+
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Postage, if necessary
Federal and state regulatory filing fees
Expenses from Board of Trustee meetings
Third party auditing
EDGAR/XBRL filing
All other Miscellaneous expenses
Fund startup and registration services project fee is paid for by the advisor and not the Fund(s). This non-refundable fee is not able to be recouped by the advisor under the expense waiver limitation or similar agreement. Fund startup and registration fees are billed 50% following the selection of U.S. Bank and 50% 75 days after the preliminary registration statement is filed with the SEC filings.

Base Fee for Accounting, Administration, Transfer Agent & Account Services
The following reflects the greater of the basis point fee or annual minimum1 where Envestnet Asset Management, Inc (the “Adviser”, final name TBD) acts as investment adviser to the fund(s) in the Trust for Advised Portfolios.

Annual Minimum per Fund2    Basis Points on Trust AUM2
All Funds    $        First $        ___ bps
Next $    ___ bps
Next $    ___ bps
Balance    ___ bps

See APPENDIX A for Services and Associated Fees in addition to the Base Fee See APPENDIX B for OPTIONAL Supplemental Services and Associated Fees

1 Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum. Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on the percent on AUM.

Once a Fund is operational, should this service agreement with U.S. Bank be terminated prior to the end of the initial two year period, Adviser will be responsible for the balance of the minimum fees for the remainder of the service agreement’s 12-month period beginning with the Fund’s launch or any anniversary of launch. To avoid doubt, if Adviser launched a Fund on March 1, 2021 and terminated the relationship on June 30, 2022, Adviser would owe U.S. Bank up to 50% of $25,000 ($25,000 admin/acct/ta

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

2 Subject to annual CPI increase: All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).
Fees are calculated pro rata and billed monthly

APPENDIX A
Accounting, Administration, Transfer Agent & Account Services (in addition to the Base Fee)
Pricing Services
For daily pricing of each securities (estimated 252 pricing days annually)
$– Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Total Return Swaps
$– Domestic Corporates, Domestic Convertibles, Domestic Governments and Agency, Mortgage Backed, and Municipal Bonds
$– CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, and High Yield Bonds
$– Interest Rate Swaps, Foreign Currency Swaps
$– Bank Loans
$– Swaptions, Intraday money market funds pricing, up to 3 times per day
$– Credit Default Swaps
$ per Month Manual Security Pricing (>25 per day)
NOTE: Prices are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.
Corporate Action Services
Fee for ICE data used to monitor corporate actions
$ per Foreign Equity Security per Month
$ per Domestic Equity Security per Month
$ per CMOs, Asset Backed, Mortgage Backed Security per Month
Trust Chief Compliance Officer Annual Fee
$ for the first fund
$ for each additional fund 2-5
$ for each fund over 5 funds
$ per sub-adviser per fund (capped at $15,000 per sub-adviser over the fund complex)
Per adviser relationship, and subject to change based upon board review and approval.
Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)
$ per security per month for fund administrative
SEC Modernization Requirements
Form N-PORT – $ per year, per Fund
Form N-CEN – $ per year, per Fund
Section 15(c) Reporting
$ per fund per standard reporting package*
*Standard reporting packages for annual 15(c) meeting
-Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report
-Performance reporting package: Peer Comparison Report
Additional 15c reporting is subject to additional charges
Standard data source – Morningstar; additional charges will apply for other data services
Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: charges associated with accelerated effectiveness at DTCC, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and travel related costs.
Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly

APPENDIX B

OPTIONAL Supplemental Services for Fund Accounting, Fund Administration & Portfolio Compliance (provided by U.S. Bank upon client request)

Daily Compliance Services
Base fee – $ per fund per year
Setup – $ per fund group

Section 18 Daily Compliance Testing (for derivatives and leverage)
$ set up fee per fund complex
$ per fund per month

C- Corp Administrative Services
1940 Act C-Corp – U.S. Bank Fee Schedule plus $
1933 Act C-Corp – U.S. Bank Fee Schedule plus $

Controlled Foreign Corporation (CFC)
U.S. Bank Fee Schedule plus $

Core Tax Services

M-1 book-to-tax adjustments at fiscal and excise year-end, prepare tax footnotes in conjunction with fiscal year-end audit, Prepare Form 1120-RIC federal income tax return and relevant schedules, Prepare Form 8613 and relevant schedules, Prepare Form 1099- MISC Forms, Prepare Annual TDF FBAR (Foreign Bank Account Reporting) filing, Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two).

Optional Tax Services:
Prepare book-to-tax adjustments & Form 5471 for Controlled Foreign Corporations (CFCs) – $ per year
Additional Capital Gain Dividend Estimates – (First two included in core services) – $ per additional estimate
State tax returns - (First two included in core services) – $ per additional return

Tax Reporting – C-Corporations
Federal Tax Returns
Prepare corporate Book to tax calculation, average cost analysis and cost basis role forwards, and federal income tax returns for investment fund (Federal returns & 1099 Breakout Analysis) – $
Prepare Federal and State extensions (If Applicable) – Included in the return fees
Prepare provision estimates – $ Per estimate
State Tax Returns
Prepare state income tax returns for funds and blocker entities – $ per state return
−    Sign state income tax returns – $ per state return Assist in filing state income tax returns – Included with preparation of returns
State tax notice consultative support and resolution – $per fund

Fees are calculated pro rata and billed monthly

Signature of Advisor on Next Page

Advisor’s signature below acknowledges approval of the fee schedule on this Exhibit D.

Envestnet Asset Management, Inc

By: /s/ Gregory A. Classen
Printed Name and Title: Gregory A. Classen, Principal Director, Portfolio Management
Date: 3/3/2023